For Immediate Release
June 5, 2025

Great Basin Expansion Project Shows Strong Interest for Natural Gas Expansion in Northern Nevada

Southwest Gas announces that indicative capacity requests show high demand for natural gas as Great Basin Gas Transmission Company 2028 Expansion Project Binding Open Season closes.

LAS VEGAS, June 5, 2025 – Southwest Gas Holdings, Inc. (NYSE: SWX) ("Southwest Gas Holdings" or the "Company") today announced Great Basin Gas Transmission Company (“Great Basin”), a wholly owned subsidiary of Southwest Gas Corporation (“Southwest Gas”) and part of Southwest Gas Holdings, Inc. has successfully closed its 2028 Expansion Project (“Project”) Binding Open Season for expanded firm transportation service in Northern Nevada. The results reflect significant interest from potential shippers, highlighting the demand for increased capacity necessary to shape an evolving energy landscape that requires the availability of reliable, resilient, on-demand energy.

“The level of interest we received validates both the importance of our infrastructure and the ongoing need for dependable energy delivery in Northern Nevada,” said Karen Haller, Chief Executive Officer at Southwest Gas Holdings. “We look forward to collaborating with the potential shippers to finalize agreements that meet their energy needs and fuel regional growth.”

Estimated Impacts of the Project
Based on the responses received by Great Basin to its Binding Open Season and subject to the successful negotiation and execution of binding precedent agreements and final approval from the Federal Energy Regulatory Commission (“FERC”) to construct and operate the Project, the Company estimates the following impacts:
•Incremental capacity totaling approximately 1.25 billion cubic feet per day
•Minimum twenty-year term for each transportation service agreement
•Incremental capital investment opportunity of approximately $800 million to $1.2 billion
These estimated impacts are preliminary and are subject to final engineering design configurations, successfully negotiating precedent agreements with each of the interested binding shippers (which is currently contemplated to be completed by the third quarter of 2025), FERC approval of the Project, and the actual cost of construction.

Binding Open Season
The Binding Open Season Notice was posted January 28, 2025 to determine the level of interest of existing and potential shippers for new and additional firm transportation service on or near November 1, 2028, to meet additional and/or changing market needs. Due to the strong and sustained interest, the original April 30, 2025 closing date was extended to May 28, 2025 to accommodate the prospective shippers and allow for consideration of alternative in-service dates. The Binding Open Season Notice stated a requirement for a minimum twenty year term for each transportation service agreement with an anticipated expansion rate between $14 and $17 per Dth per month in lieu of the currently effective Rate Schedule FT-1 system tariff rate (depending on actual contracted capacity).

Regional Importance
The Company believes the proposed expansion will increase the availability of reliable, on-demand energy in Northern Nevada, enhancing the service Great Basin currently provides across its existing 898-mile transmission system, strengthening service to growing demand in Northern Nevada and supporting economic development in the state and the region.

Impact on Guidance
The estimated impacts of the Project are not currently reflected in the Company’s 2025 guidance. The Company is also not updating its 2025 guidance at this time and will reserve any future guidance-related updates associated with the Project, if any, following the successful negotiation of final and binding precedent agreements, as well as the Company’s annual capital budgeting and planning process.

About Great Basin Gas Transmission Company
Great Basin Gas Transmission Company , formerly known as Paiute Pipeline Company, is a wholly owned subsidiary of Southwest Gas Corporation. Great Basin owns and operates an interstate pipeline system which extends from the Idaho-Nevada border to the Nevada-California border. The Great Basin system also includes an LNG peak shaving facility located near Lovelock, Nevada. Great Basin is a natural gas company subject to the jurisdiction of the FERC under the Natural Gas Act.

About Southwest Gas Holdings, Inc.
Southwest Gas Holdings, Inc., through its primary operating subsidiary Southwest Gas Corporation, engages in the business of purchasing, distributing, and transporting natural gas. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe and reliable service while innovating sustainable energy solutions to fuel the growth in its communities. In addition, Southwest Gas Holdings, Inc. is the majority owner of Centuri Holdings, Inc., which provides comprehensive utility infrastructure services across North America.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the successful negotiation and execution of binding transportation agreements related to the Great Basin Project, FERC approval of the Project, construction of associated capital facilities and increased demand for pipeline transportation capacity. In addition, the Company can provide no assurance that its discussions about investment opportunity, capacity, capital expenditures or other expected outcomes from the Project will occur. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

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Investor Relations: Justin S. Forsberg, Vice President of Investor Relations and Treasurer, Phone: (702) 364-3135, justin.forsberg@swgas.com

Media: Sean Corbett, Manager, Corporate Communications, Phone: (702) 364-3310, corpcomms@swgas.com